FORM 4         U.S.SECURITIES AND EXCHANGE COMMISSION     OMB APPROVAL
     ------                 WASHINGTON, D.C. 20549             ------------

[ ]CHECK THIS BOX IF NO                              OMB NUMBER:      3235-0287
   LONGER SUBJECT TO                                 EXPIRES:September 30, 1998
   SECTION 16. FORM 4 OR                             ESTIMATED AVERAGE BURDEN
   FORM 5 OBLIGATIONS MAY                            HOURS PER RESPONSE     0.5
   CONTINUE.
   SEE INSTRUCTION 1(b)


                 STATEMENT OF CHANGES IN BENEFICIAL  OWNERSHIP
    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
      Section 17(a) of the Public Utility Holding Company Act of 1935 or
              Section 30(f) of the Investment Company Act of 1940
    -----------------------------------------------------------------------

1. Name and Address of Reporting Person

   ANDERSON, SCOTT A.
   396 Winslow Avenue
   Long Beach, CA  90814

2. Issuer Name and Ticker or Trading Symbol

   MARKETING SERVICES GROUP, INC. (NASDAQ. MSGI)

3. IRS or Social Security Number of Reporting Person (Voluntary)

   ###-##-####

4. Statement for Month/Year

   JULY, 1997

5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)

   [ ]Director                   [X]Officer (give title below)
   [ ]10% owner                  [ ]Other (specify below)

   CHIEF FINANCIAL OFFICER

7. Individual or Joint/Group Filing (Check Applicable Line)

   [X] Form filed by one reporting person
   [ ] Form filed by more than one reporting person


1.TABLE I-NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED


1. Title of Security  2. Transaction 3. Transaction  4. Securities Acquired(A) 5. Amount of     6. Ownership    7. Nature of
   (Instr.3)             Date           Code     V      or Disposed of (D)        Securities       Form:           Indirect
                                        (Instr.8)       (Instr. 3, 4 & 5)         Beneficially     Direct (D)      Beneficial
                                                                                  Owned at End     Indirect (I)    Ownership
                                                                                  of Month
----------------------------------------------------------------------------------------------------------------------------------
Common Stock                                                                         7,155              D
----------------------------------------------------------------------------------------------------------------------------------

Reminder:  Report on a separate line for each class of securities beneficially owned directly or indirectly.

TABLE II - DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF OR BENEFICIALLY OWNED


1.          2.          3.    4.       5.                 6.            7.          8.          9.           10.         11.
Title of    Conversion  Transaction    Number of          Date Exer-    Title and   Price of    Number of     Ownership   Nature
Derivative  or          Date   Code    Derivative         cisable and   amount of   Derivative  Derivative    Form of     of
Security    Exercise         (Instr.8) Securities         Expiration    Underlying  Security    Securities    Security:   Indirect
            Price of                   Acquired(A) or   Date    Expira- Securities  (Instr.5)   Owned at      Direct(D)or Ownership
            Security                   Disposed of(D)   Exerci-  tion   (Instr.3&4)             End of Month  Indirect(I) (Instr.4)
                                    V  (Instr. 3&4)     sable    Date                            (Instr.4)     (Instr.4)
-----------------------------------------------------------------------------------------------------------------------------------
Stock Option   $2.00                                                Common Stock                   2,000          D
(right to buy)
Stock Option   $2.8125                                              Common Stock                   1,500          D
(right to buy)
Stock Option   $3.00                                                Common Stock                   1,500          D
(right to buy)
Stock Option   $2.50                                                Common Stock                  30,000          D
(right to buy)
Stock Option   $2.625                                               Common Stock                  50,000          D
(right to buy)
Stock Option   $2.825  7/8/97   T       15,000 (A)   7/8/97 7/7/04  Common Stock 15,000 $2.625    15,000          D
(right to buy)
-----------------------------------------------------------------------------------------------------------------------------------



Explanation of Responses:




/s/ Scott Anderson
-----------------------------
Signature of Reporting Person

Date:  7/18/97

Intentional misstatements or omissions of facts constitute Federal Criminal Violations.
See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a)